QUIPP, INC. AND SUBSIDIARY
                                   EXHIBIT 23
                        CONSENT OF KPMG PEAT MARWICK LLP


The Board of Directors
Quipp, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Quipp, Inc. of our report dated March 10, 1995, relating to the consolidated balance sheets of Quipp, Inc. and subsidiary as of December 31, 1994 and 1993, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994, which report appears in the December 31, 1994 annual report on Form 10-K of Quipp, Inc.



KPMG Peat Marwick LLP

March 30, 1995